Exhibit 21.1

Subsidiaries

1) Liqtech A/S, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark;

2) Cometas A/S, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark; and

3) Liqtech NA, Inc., a Delaware corporation.